Exhibit 99.1

NANOPHASE ANNOUNCES SECOND QUARTER 2004 RESULTS

Revenues Increases 18% Year-Over-Year and 19% Sequentially Quarter-To-Quarter

Romeoville, IL, July 21, 2004 – Nanophase Technologies (Nasdaq: NANX), a nanomaterial technology leader, developer and commercial manufacturer, announced second quarter 2004 results. Based on the financial data accompanying this release, the Company’s results are stated approximately as follows.

For the quarter ended June 30, 2004, total revenue rose to $1.54 million compared with $1.31 million in the same quarter of 2003, or an increase of 18%. Nanophase reported a second quarter 2004 net loss of $1.45 million, or $0.08 per share (fully diluted), compared with a net loss for the first quarter of 2003 of $1.56 million, or $0.10 per share (fully diluted). The Company noted that second quarter revenues increased 19% sequentially over the first quarter of 2004.

“Nanophase had a solid second quarter, both in operations and engineering, and in its business development and sales efforts directed to revenue growth”, stated Joseph Cross, president and CEO. “During the second quarter, Nanophase’s customer for sunscreen nanomaterials increased its annual purchase order for 2004 by 13%; the Company signed a joint development agreement with Huber Engineered Materials to develop ‘nanomaterial solution’ ingredients for the personal care market; and noted the release of BYK Chemie’s initial two nano-additive products as a result of the Company’s partnership with ALTANA.” Cross noted that Nanophase had shipped initial orders of nanomaterials to BYK Chemie during the second quarter.

“Operationally, Nanophase continues to make excellent progress in six-sigma Lean Manufacturing initiatives to reduce variable manufacturing cost and develop innovative nanomaterials, such as the recently announced 20 nanometer alumina, for new target markets. Nanophase is completing a series of process improvements that are targeted to increase PVS reactor output by 20-30% in conjunction with a re-engineering program that has reduced the expected operational labor cost by 25%. The Company expects to maintain an aggressive schedule for new nanomaterial development for targeted applications and new markets throughout 2004.”

Nanophase plans its second quarter conference call for July 22 at 10:00 AM CDT, 11:00 AM EDT, accessible on www.nanophase.com by clicking on the conference call link under Investor Relations and Calendar of Events. A replay will be available through July 29, 2004, on www.nanophase.com and following the above instructions, or by dialing 706-645-9291 and entering code 8648421.

Nanophase Technologies (NANX), www.nanophase.com, provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 25 United States patents and patent applications and 41 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings. Other information on our website is not incorporated by reference into, and should not be considered a part of, this press release.

This press release contains words such as “expects”, “shall”, “will”, “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s registration statement on Form S-3 filed June 7, 2004 and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

(Unaudited)

ASSETS	June 30, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$910,739	$399,999
Investments	12,882,495	4,562,364
Trade accounts receivable, less allowance for doubtful accounts of $24,350 and $25,000 at June 30, 2004 and December 31, 2003, respectively	766,151	1,244,490
Other receivable	—	24,214
Inventories, net	619,394	682,999
Prepaid expenses and other current assets	366,334	659,778

Total current assets	15,545,113	7,573,844

Equipment and leasehold improvements, net	7,629,295	8,192,995
Other assets, net	511,855	475,980

	$23,686,263	$16,242,819

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debts	$849,802	$1,034,379
Current portion of capital lease obligations	21,867	43,609
Accounts payable	649,441	438,304
Accrued expenses	971,559	743,771

Total current liabilities	2,492,669	2,260,063

Long-term debt, less current maturities	—	251,843
Long-term portion of capital lease obligations, less current maturities	1,505	11,826

	1,505	263,669

Contingent liabilities:	—	—

Stockholders’ equity:
Preferred stock, $.01 par value, 24,088 shares authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value, 25,000,000 shares authorized; 17,423,814 and 15,902,674 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	174,238	159,027
Additional paid-in capital	69,677,738	59,297,135
Accumulated deficit	(48,659,887)	(45,737,075)

Total stockholders’ equity	21,192,089	13,719,087

	$23,686,263	$16,242,819

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenue:
Product revenue	$1,287,850	$1,220,639	$2,353,988	$2,570,977
Other revenue	254,218	86,897	481,439	400,640

Total revenue	1,542,068	1,307,536	2,835,427	2,971,617

Operating expense:
Cost of revenue	1,428,175	1,234,248	2,641,285	2,780,970
Research and development expense	476,813	510,198	951,698	971,736
Selling, general and administrative expense	1,104,233	1,103,040	2,163,177	2,179,748

Total operating expense	3,009,221	2,847,486	5,756,160	5,932,454

Loss from operations	(1,467,153)	(1,539,950)	(2,920,733)	(2,960,837)
Interest income	42,125	19,325	56,786	41,389
Interest expense	(19,787)	(34,060)	(44,626)	(64,455)
Other, net	67	—	761	—

Loss before provision for income taxes	(1,444,748)	(1,554,685)	(2,907,812)	(2,983,903)
Provision for income taxes	(7,500)	(7,500)	(15,000)	(15,000)

Net loss	$(1,452,248)	$(1,562,185)	$(2,922,812)	$(2,998,903)

Net loss per share—basic and diluted	$(0.08)	$(0.10)	$(0.17)	$(0.20)

Weighted average number of common shares outstanding	17,377,484	15,204,454	16,793,574	15,183,189